Exhibit 10.2
EXECUTION COPY
RIMINI STREET, INC.

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT
WITH SETH A. RAVIN

THIS AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of June 3, 2020 (the “Amendment Effective Date”), by and between Rimini Street, Inc., a Nevada corporation (the “Company”), and Seth A. Ravin (“Executive”).

Whereas, the Company and Executive entered into an Amended and Restated Employment Agreement as of January 6, 2017 (the “Employment Agreement”);

Whereas, the Company and Executive desire to amend the Employment Agreement in the manner reflected herein; and

Whereas, the Compensation Committee of the Board of Directors of the Company has approved the amendment of the Employment Agreement in the manner reflected herein;

Now, therefore, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows, effective as of the Amendment Effective Date:

1.Compensation. The first sentence of both Section 3(a) and Section 3(b) of the Employment Agreement are each hereby revised to delete “$300,000 USD (three hundred thousand United States dollars)” and replace it with “$400,000 USD (four hundred thousand United States dollars).”

2.Voluntary Termination Without Good Reason or Termination for Cause. Section 7(c) of the Employment Agreement is hereby deleted and replaced in its entirety with the following (with all capitalized terms having the meaning originally ascribed thereto in the Employment Agreement):

“7(c) Voluntary Termination Without Good Reason or Termination for Cause. If Executive’s employment is terminated by Executive without Good Reason, or for Cause by the Company, then, except as provided in Section 6, (i) all further vesting of Executive’s outstanding equity awards will terminate immediately; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately; and (iii) Executive will be eligible for severance benefits only in accordance with the Company’s then established plans, programs and practices.”

3.Integration. Section 17 of the Employment Agreement is revised to include the following additional language (with all capitalized terms having the meaning originally ascribed thereto in the Employment Agreement):

“In the event of an inconsistency between the terms of this Agreement and the terms of an equity award agreement between Executive and the Company relating to Executive’s outstanding equity awards under the Company’s 2007 Stock Plan or 2013 Equity Incentive Plan (or any successor equity plan), the terms of the applicable equity award agreement shall prevail over the terms of this Agreement, but only to the extent expressly provided for in such equity award agreement.”

4.Counterparts. This Amendment may be executed in one or more facsimile, electronic or original counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

5.Ratification. All terms and provisions of the Employment Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Employment Agreement” in this Amendment or to “this/the Agreement” in the Employment Agreement shall include the terms contained in this Amendment.

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment, in the case of the Company by a duly authorized officer, effective as of the Amendment Effective Date.

RIMINI STREET, INC.

By:	/s/ Daniel B. Winslow
Name: Daniel B. Winslow
Title: EVP, Chief Legal Officer and Secretary (Pursuant to authority conferred by the Compensation Committee of the Rimini Street, Inc. Board of Directors on June 3, 2020)
EXECUTIVE
/s/ Seth A. Ravin
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